Exhibit 99.1
May 22, 2006
Dear Shareholders (friends) of AssuranceAmerica,
April’s revenue and pre-tax profits grew by 64% and 29% respectively. As we are continuing to add senior level talent to continue our growth, our salary expense levels for the MGA/Carrier increased 55% year over year. Many of these additions are in our I.T. and Product Design group.
Following are our April and year-to-date results.

	April 2006 (Unaudited)
	Current Month			Year-to-Date
	2006	2005	Change	2006	2005	Change
	(In $1,000)		%	(In $1,000)		%
· Gross Premiums Produced [1]†	$11,908	$8,343	43%	$58,892	$36,083	63%
· MGA/Carrier Gross Premiums Produced [1,2]	$5,493	$2,894	90%	$31,806	$13,658	133%
· MGA/Carrier Revenues [2]	3,440	1,842	87%	15,970	7,287	119%
· Retail Agencies Gross Premium Produced [1,2]†	7,533	5,449	38%	33,388	22,425	49%
· Retail Agencies Group Revenues [2]†	1,074	786	37%	4,821	3,217	50%
· Company Revenues †	4,316	2,628	64%	19,693	10,505	87%
· Company Pre-Tax Income †	279	217	29%	1,482	958	55%

[1]	Gross Premiums Produced is a non-GAAP financial metric used as the primary measure of the underlying growth of the Company’s revenue stream.

[2]	Before inter-company eliminations

†	Current year financial data includes agency acquisitions that may not be included in prior year data.
We are very proud of AssuranceAmerica for the 3rd year in a row appearing on the list of the Atlanta Journal/Constitution “Georgia 100 Best of Business 2006”. In 2004, following our first year as a public company, we were Number 2, in 2005 Number 52, and this year we are in the top 3 again.
To follow your stock and read the full text of our most recent press releases, we suggest you go to http://finance.yahoo.com, symbol ASAM.OB.
Thank you for your continued interest and confidence in AssuranceAmerica Corporation.
Sincerely,
/s/ Guy W. Millner	/s/ Lawrence Stumbaugh
______________________________ Guy W. Millner	______________________________ Lawrence (Bud) Stumbaugh
Chairman	President and Chief Executive Officer
This document is for informational purposes only and is not intended for general distribution.
It does not constitute an offer to sell, or a solicitation of an offer to buy securities in
AssuranceAmerica Corporation. This document includes statements that may constitute
“forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Historical results are not indicative of future performance.